Exhibit 99.1

www.chasecorp.com
AMEX:CCF

FOR IMMEDIATE RELEASE

CHASE CORPORATION ANNOUNCES RECORD THIRD QUARTER
REVENUES AND IMPROVED NET INCOME

Bridgewater, MA — July 11, 2006 — Chase Corporation (AMEX: CCF) (“the Company”) today reported revenues of $28,014,000 for the three months ended May 31, 2006, representing an increase of 19% or $4,463,000 from revenues of $23,551,000 in the same period last year. For the second straight quarter the Company achieved a milestone for quarterly revenues as the current quarter’s revenues exceeded all previous third quarter results. Net income for the third quarter increased $343,000 or 33% to $1,370,000, or $0.34 per diluted share, compared to $1,027,000, or $0.26 per diluted share, in the third quarter of fiscal 2005.

For the nine months ended May 31, 2006 revenues increased $11,398,000 or 17% to $77,203,000 from $65,805,000 in the same period in the prior year. Net income was $3,341,000 or $0.84 per diluted share in the current year period compared to $2,777,000 or $0.71 per diluted share in fiscal 2005.

Peter R. Chase, President and Chief Executive Officer noted: “The Company continues to build momentum as it heads into the busier summer months. Revenue growth in the past two quarters has been a direct result of key market penetration with our core product lines in the Specialized Manufacturing segment. Healthy demand across multiple markets has resulted in record sales activity. As we enter our fourth fiscal quarter we continue to be cautious about the impact of increased costs.”

Chase Coating and Laminating

Increased demand internationally for industrial power tapes and compounds such as Chase BLH2OCK® continue to be strong contributors to this division’s overall sales volume and profitability. Construction markets have driven this increase. All four operating facilities within this division have been able to leverage their fixed overhead costs to counterbalance the impact of shrinking profit margins due to increased raw material and utility costs. Management continues to focus on generating increased profitability from the fixed overhead associated with all of its operating facilities as the Company finishes fiscal 2006 and prepares for 2007.

Chase Specialty Coatings

HumiSeal®, the leading global supplier of products for the protection of printed circuit boards and electronic assemblies, continues to show strong demand both domestically and internationally. Concoat Holdings Ltd, which has recently been renamed HumiSeal Europe; continues to be a positive contributor to overall sales and profitability in Europe since being acquired in October 2005. We are well positioned for the more active construction season for our other key products which service the Pipeline, Highway and Private Label Coatings markets.

Chase Electronic Manufacturing Services

Chase Electronic Manufacturing Services (EMS) experienced increased sales and profitability in the current quarter compared to the same period in the prior year. Chase EMS’s backlog continues to grow and demonstrates a healthy demand for this service offering and supports an optimistic outlook as we enter the fourth quarter for our fiscal year.

The following table summarizes the Company’s financial results for the quarter and nine months ended May 31, 2006 and 2005.

	For the Three Months Ended		For the Nine Months Ended
	May 31,		May 31,
All figures in thousands, except per share data	2006	2005	2006	2005

Revenues	$28,014	$23,551	$77,203	$65,805

Income before stock based compensation, deferred compensation expense, legal settlement, impairment of goodwill, loss on minority interest and income taxes	$2,863	$2,222	$7,382	$4,986
Tax Provision based on estimated annual tax rate	(1,146)	(782)	(2,968)	(1,818)
Income after tax and before special charges and credits	1,717	1,440	4,414	3,168

Special charges and credits
Deferred compensation expense, net	—	—	(814)
Stock based compensation expense	(123)	—	(1,643)	—
Legal settlement	—	(520)	—	(520)
Impairment of goodwill	(457)	(83)	(457)	(83)
Income from minority interest	—	—	—	22
Income tax benefit on special charges and credits and reversal of valuation allowance	233	190	1,841	190
Net income	$1,370	$1,027	$3,341	$2,777

Net income per diluted share	$0.34	$0.26	$0.84	$0.71

Income before special charges and credits per diluted share	$0.43	$0.37	$1.11	$0.81

Weighted average diluted common shares outstanding	3,985	3,918	3,967	3,919

Based on the year to date operating results of our Northeast Quality Products (“NEQP”) division and the completion of the 2007 budget, management has determined that the carrying value of goodwill associated with this division may not be recoverable. A goodwill impairment test on this reporting unit completed in May 2006 yielded results that would not support the current book value of the goodwill associated with this division. Thus, the Company concluded the carrying amount of goodwill for the NEQP division was not fully recoverable and an impairment charge of $457,000 was recorded as of May 31, 2006.

Mr. Chase concluded: “We stay focused on our core competencies while continuing to seek complementary acquisitions. While cost increases in raw materials, health care and energy will clearly impact future results, we are confident that our team will successfully navigate these challenging times.”

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others. These forward-looking statements are based on Chase Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides “safe harbor” for such forward-looking statements.

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to the specialty chemical, converting and electronic manufacturing industries. The Company’s stock is traded on the American Stock Exchange (AMEX:CCF).

For further information contact Paula Myers — Shareholder and Investor Relations Department (508) 279-1789 Ext 219.